EXHIBIT 10.4
AMENDMENT NUMBER 3 TO THE
WILLBROS GROUP, INC.
AMENDED AND RESTATED
2006 DIRECTOR RESTRICTED STOCK PLAN
1. Introduction. On June 14, 2006, the Board of Directors (the “Panama Board”) of Willbros Group, Inc., a Republic of Panama corporation (the “Panama Corporation”), adopted, and on August 2, 2006, the stockholders of the Panama Corporation approved, the Willbros Group, Inc. 2006 Director Restricted Stock Plan (the “Plan”). On January 9, 2007, the Panama Board amended the Plan and on January 15, 2008, the Panama Board amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan provides for the award of Shares of Restricted Stock or RSRs to Eligible Directors. The Amended and Restated Plan was amended on May 29, 2008 to increase the number of Shares available for Awards. On March 3, 2009, Willbros Group, Inc., a Delaware corporation (the “Corporation”), assumed all of the rights, duties, and obligations of the Panama Corporation under the Amended and Restated Plan and the Amended and Restated Plan was further amended to clarify that the Corporation would assume ongoing responsibility for the Amended and Restated Plan. On January 8, 2010, the Amended and Restated Plan was amended by Amendment Number 2 to alter the timing and formula for Annual Awards. Terms used in this Amendment Number 3 to the Amended and Restated Plan and not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Plan, as amended.
2. Purpose. The Corporation believes that the limit placed by Amendment Number 2 on the number of Shares included in an Annual Award no longer serves the purposes of the Corporation in promoting the alignment of director and stockholder interests. The purpose of this Amendment is to restore the prior formula for the determination of the number of Shares included in an Annual Award.
3. Amendment. Section 6(b) of the Amended and Restated Plan, as amended, shall be amended to read in its entirety as follows:
“(b) Annual Awards. Except as provided in the next sentence, on the first Business Day following the Annual Meeting each year on which an Eligible Director continues to be an Eligible Director, such Eligible Director shall be awarded that number of Shares of Restricted Stock or RSRs determined by dividing $75,000 by the Fair Market Value on the date of the Award. On the first Business Day following the Annual Meeting each year on which an Eligible Director who is the Chairman of the Board continues to be an Eligible Director, such Chairman of the Board shall be awarded that number of Shares of Restricted Stock or RSRs determined by dividing $150,000 by the Fair Market Value on the date of the Award. The number of Shares or RSRs so determined shall be rounded to the nearest number of whole Shares or RSRs (subject to adjustment as provided in Section 9). Except as otherwise provided herein, the Shares or RSRs subject to an Annual Award shall vest on the first anniversary of the date of the Award.”
4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Amended and Restated Plan, as amended.
5. Effective Date. This Amendment shall take effect and be adopted as of August 25, 2010.
Executed as of August 25, 2010.

WILLBROS GROUP, INC.

ATTEST:

/s/ Lori Pinder Lori Pinder	By:	/s/ Robert R. Harl Robert R. Harl
Deputy Corporate Secretary		President and Chief Executive Officer
Approved by the Board of Directors as of August 25, 2010.